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                                                                     Exhibit 4.2


                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT
                       -----------------------------------

         WHEREAS, as of December 16, 1997, CheckFree Holdings Corporation, a Delaware corporation (the "Corporation"), and The Fifth Third Bank ("Fifth Third"), entered into a Rights Agreement (the "Rights Agreement"); and

         WHEREAS, the Corporation and Fifth Third wish to amend the Rights Agreement;

         NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:

         1. The Corporation represents that this Amendment No. 1 complies with the requirements of Section 27 of the Rights Agreement.

         2. Section 23(a) of the Rights Agreement shall be amended by deleting the words "provided, however, that from and after the first date upon which there shall exist a 15% Stockholder, any redemption of the Rights shall require, in addition to the approval of the Board of Directors of the Company, the approval of a majority of those directors of the Company who were directors prior to such date" in the sixth, seventh, eighth, and ninth lines.

         3. Section 27(a) of the Rights Agreement is hereby amended by deleting the words "and provided further, however, that from and after the first date upon which there shall exist a 15% Stockholder, this Agreement shall not be supplemented or amended in any manner without the approval of a majority of those directors of the Company who were directors prior to such date" in the ninth, tenth, eleventh, and twelfth lines.

         4. Exhibit C to the Rights Agreement is hereby amended:

                  (a) by deleting the words "provided, however, that any redemption after there is a 15% Stockholder shall also require the approval of a majority of those directors of the Company who were directors prior to such date" in the eighth, ninth, and tenth lines of
                           Section 8;

                  (b) by deleting the words "provided further that from and after the first date upon which there shall exist a 15% Stockholder, the Rights Agreement shall not be supplemented or amended in any manner without the approval of a majority of the Company's directors who were directors prior to such date" in the eleventh, twelfth, thirteenth, and fourteenth lines of Section 11.

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         5. Except as otherwise amended hereby, the Rights Agreement, as amended, shall remain unchanged and in full force and effect.

         IN WITNESS WHEREOF, the Corporation and Fifth Third have executed this Amendment No. 1 to Rights Agreement as of the 5th day of February, 1999.


                                     CHECKFREE HOLDINGS CORPORATION

                                     By: /s/ Peter J. Kight
                                        ----------------------------------------
                                           Peter J. Kight
                                           Chairman of the Board, President, and
                                           Chief Executive Officer


                                     FIFTH THIRD BANK

                                     By: /s/ Dana S. Hushak
                                        ----------------------------------------
                                     Name: Dana S. Hushak
                                     Title: Vice President

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